EXHIBIT 21

                                  SUBSIDIARIES


579818 B.C. Ltd. (British Columbia)

Stockgroup.com Media, Inc. (British Columbia)

Stockgroup.com Ltd. (Nevada)

Stockgroup.com (Bahamas) Ltd. (Bahamas)

Stockgroup.com International, Inc. (Bahamas)